PARKER RANDALL CF (H.K.) CPA LIMITED
Room 201, 2/F.,Two Grand Tower, 625 Nathan Road, Mongkok, Kowloon.
Tel: 3576 3455   Fax: 2625 1263

Board of Directors Infosmart Group Inc. 5/F., QPL Industrial Building 126-140 Texaco Road Tsuen Wan, Hong Kong.	October 31, 2008

Dear Board of Directors,

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Infosmart Group, Inc of our report dated March 31, 2008 on our audit of the consolidated balance sheet of Infosmart Group, Inc. and Subsidiaries as of December 31, 2007 and the consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statements. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

Best regards,

Parker Randall CF (H.K.) CPA Limited